                                     [LOGO]

                            TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577

JOHN A. GEORGES
CHAIRMAN

                                                                  March 29, 1996

Dear Fellow Shareholders:

    The annual meeting of International Paper will be held this year at Swissotel Chicago, 323 East Wacker Drive, Chicago, Illinois. The meeting will start at 8:30 a.m., on Thursday, May 9, 1996. You are cordially invited to attend this meeting and we look forward to seeing you there.

    The following Proxy Statement outlines the business to be conducted at the meeting, which includes the election of one class of directors and one director to the remaining term of his designated class and approval of the appointment of Arthur Andersen LLP as independent auditors for 1996.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR REPRESENTATION AND VOTE ARE IMPORTANT. WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

    Attendance at the meeting will be limited to shareholders of record as of the close of business on March 22, 1996, or their duly appointed proxy holder (not to exceed one proxy per shareholder), and to guests of management. If you or your proxy holder plan to attend this meeting, please complete, sign and return the enclosed Request for Admittance card.

    Thank you for your continued support.

                                          Sincerely,

                                                         [SIGNATURE]
                                                    JOHN A. GEORGES

   [LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE OWNERS OF COMMON STOCK OF
INTERNATIONAL PAPER COMPANY:

The annual meeting of shareholders of International Paper Company will be held Thursday, May 9, 1996, at 8:30 a.m. at the Swissotel Chicago, 323 East Wacker Drive, Chicago, Illinois to:

1. Elect one class of directors comprised of five members to the Board of Directors and one director to the remaining term of his designated class;

2. Approve the appointment of Arthur Andersen LLP as independent auditors for 1996; and

3. Transact such other business as may properly come before the meeting or any adjournments thereof.

YOUR BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR ITEMS 1 AND 2.

Shareholders of record at the close of business on March 22, 1996, will be entitled to vote at the meeting or any adjournments thereof.

                                          By order of the Board of Directors

                                                 JAMES W. GUEDRY
                                                   VICE PRESIDENT AND SECRETARY

March 29, 1996

INTERNATIONAL PAPER COMPANY                                      PROXY STATEMENT

TWO MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577
(914) 397-1500

                              GENERAL INFORMATION

This statement is furnished by the Board of Directors of International Paper Company (the "Company") in connection with the solicitation of proxies to be voted at the annual meeting of shareholders to be held on May 9, 1996. Owners of shares of common stock outstanding are entitled to one vote for each share of common stock held of record at the close of business on March 22, 1996. As of that date, there were 291,649,514 shares of common stock outstanding.

The annual report, including the audited financial statements of the Company for the fiscal year ended December 31, 1995, has been mailed to shareholders with this Proxy Statement and should be read carefully in conjunction with this Proxy Statement before voting on any proposals contained herein, as it contains details of the Company's operations and other relevant disclosures.

PROXY PROCEDURE

Shares eligible to be voted, and for which a proxy is properly signed and returned, will be voted in accordance with the instructions specified thereon. Where no instruction is received, eligible shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any other matters come before the meeting, including any proposal submitted by a shareholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, the persons voting the proxies will vote them in accordance with their best judgment. As of the time this Proxy Statement was printed, management was not aware of any other matters to be voted upon. Any proxy may be revoked at any time before its exercise by submitting a written revocation or a new proxy, or by the shareholder's attendance and vote at the annual meeting.

Solicitation of proxies from the Company's shareholders may be undertaken by directors, officers and employees, as well as by Georgeson & Company Inc. Payments to that firm as compensation are estimated at approximately $14,500 plus reimbursable expenses. This solicitation may be carried out either by mail, telephone, telegraph, or personal interview. The cost of any such solicitation will be borne by the Company.

The Company has a policy of confidentiality in the voting of shareholder proxies generally and uses the services of its registrar and transfer agent, Chemical Mellon Shareholder Services L.L.C., as independent inspectors of election to receive and tabulate the proxy vote.

This Proxy Statement and the form of Proxy were sent to shareholders commencing March 29, 1996.

MEETING ADMITTANCE PROCEDURES

Shareholders of record as of the close of business on March 22, 1996 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) will be entitled to vote and attend the meeting. The following procedures have been adopted to insure that no inconvenience or delays are caused to the Company's shareholders or their proxy holders when entering the meeting.

If you plan to attend the annual meeting in person or will appoint a proxy to attend the meeting (other than the proxies set forth on the proxy card), please complete (including the name of the appointed proxy, if any), sign and return the enclosed Request for Admittance promptly so that an admittance card can be reserved for you or your proxy in advance of the meeting. These admittance cards will be delivered to you or your proxy holder upon verification of identification at the shareholders' admittance counter at the meeting.

Record shareholders who do not have admittance cards reserved for them at the meeting will be admitted upon verification of ownership at the shareholders' admittance counter. If you have not appointed a proxy in advance or have changed the appointed proxy on the Request for Admittance, your duly appointed proxy who will attend the meeting will be required to present evidence of your signature on the proxy (a copy of your driver's license or employment identification card or other identification with your signature) in order to determine that only valid proxies are admitted and voted.

Beneficial owners of record on March 22, 1996 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) can obtain admittance cards only at the shareholders' admittance counter by presenting evidence of common stock ownership in the Company. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement, along with proper identification. If you are a beneficial shareholder who will appoint a proxy to attend the meeting on your behalf, your duly appointed proxy will be required to comply with the procedures in this paragraph, as well as the admittance procedures described above for duly appointed proxies not designated in advance on the Request for Admittance.

                              CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The Board is classified into three classes of directors: Class II directors, of which there are currently four, were elected to serve until the 1996 annual meeting; Class III directors, of which there are currently five, were elected to serve until the 1997 annual meeting; and Class I directors, of which there are currently four, were elected to serve until the 1998 annual meeting. Each class is elected for a three-year term. In addition, Messrs. C. Wesley Smith and John
R. Kennedy were elected directors, effective December 12, 1995 and March 12, 1996, respectively. Mr. Smith has been designed to stand for election as a Class II director at the 1996 annual meeting and Mr. Kennedy has been designed to stand for election as a Class I director at the 1996 annual meeting. Mr. Kennedy is to serve the remaining term of his designated class.

Eleven regular meetings and seven special meetings of the Board of Directors were held in 1995. In addition, there were 28 Committee meetings. Each director attended at least 83% of the meetings of the Board and the Committees on which he or she serves. All of the directors attended an average of 95% of such meetings of the Board and the Committees on which he or she serves.

In December 1995, a Company affiliate sold 6,184 acres of property in North Carolina to The Conservation Fund, a not-for-profit natural resources conservation entity, for approximately $1.6 million and a donation value of $1.5 million, which price approximates the fair market value as determined by the Company's land utilization department based upon an MAI independent appraisal. Mr. Noonan, a director of the Company, is chairman of The Conservation Fund but did not participate in the sale negotiations.

Mr. John R. Kennedy, a director, was the president and chief executive officer of Federal Paper Board Company ("FPB") which merged into a Company subsidiary on March 12, 1996 (the "Merger"). As the holder of 662,856 shares of FPB, he received consideration valued at $36,457,080 in the Merger. Various trusts and other holdings of which Mr. Kennedy is a trustee, or co-trustee, held 316,612 FPB shares and received consideration valued at $17,413,660; Mr. Kennedy disclaims beneficial ownership of these shares and consideration. In addition, in the Merger, all FPB options were assumed by the Company. Since Mr. Kennedy held options for 274,000 FPB shares at an average exercise price of $25.45, these were converted into options for 398,397 Company shares at an average exercise price of $16.40. In the Merger, it was agreed that Mr. Kennedy's FPB bonus of $1,842,227 would be paid by the Company on January 1, 1997. He also will receive benefits from the FPB pension plan, the Benefit Equalization Plan and the Supplemental Executive Retirement Plan insofar as he retired from FPB coincident with the Merger. Finally, as part of the Merger, the Company agreed to take all necessary action to appoint Mr. Kennedy a Company director, which he became on March 12, 1996.

Beneficial ownership of current directors in equity securities of the Company is shown in the table on page 6.

AUDIT COMMITTEE

The functions of the Audit Committee of the Board are to assist the Board in carrying out its responsibilities for monitoring management's accounting for the Company's financial results and for the timeliness and adequacy of the reporting of those results; to discuss and make inquiry into the audits of the Company's books made internally and by outside independent auditors, the Company's financial and accounting policies, its internal controls and its financial reporting; and to investigate and make a recommendation to the Board each year with respect to the appointment of independent auditors for the following year.

Current members of the Committee, none of whom is an employee of the Company, are J. C. Pfeiffer (Chairman), W.C. Butcher, A.G. Hansen, P.F. Noonan and R.B. Smith.

Four meetings of the Committee were held in 1995.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The functions of the Management Development and Compensation Committee are to review Company policies and programs for the development of management personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments of officers who are also directors of the Company; to authorize compensation or compensation adjustments for other elected officers of the Company; to administer the Company's executive bonus and Long-Term Incentive Compensation Plan; to review and endorse changes in Company employee retirement and benefits plans; to review officer candidates and endorse nominees for election as officers; and to make recommendations to the Board with respect to directors' compensation.

Current members of the Committee, none of whom is an employee of the Company, are S.C. Gault (Chairman), W.C. Butcher, R. J. Eaton, T.C. Graham, E.T. Pratt, Jr. and C. R. Shoemate.

Nine meetings of the Committee were held in 1995.

NOMINATING COMMITTEE

The functions of the Nominating Committee are to review the size and composition of the Board; to review possible director candidates and director nominations properly presented by shareholders; to recommend to the Board individuals suitable for election as directors; to review and recommend annually to the full Board the slate of nominees for election by the Company's shareholders; and to review assignments of individual Board members to various Board committees.

Current members of the Committee, none of whom is an employee of the Company, are W.C. Butcher (Chairman), D.F. McHenry, J.C. Pfeiffer, E.T. Pratt, Jr. and C.R. Shoemate.

Two meetings of the Committee were held in 1995.

ENVIRONMENT, HEALTH AND TECHNOLOGY COMMITTEE

The functions of the Environment, Health & Technology Committee are to discuss and make inquiries into the environmental and safety audits performed by the Company's internal auditors; to review environmental, safety and health and technological policies and programs throughout the Company, to assure that they are appropriate to the short- and long-term objectives of the Company in terms of industry leadership, compliance with federal and state laws and regulations and social responsibility; and to advise the Board of the effectiveness of these policies and programs.

Current members of the Committee are T.C. Graham (Chairman), J.T. Dillon, R.J. Eaton, S.C. Gault, A.G. Hansen and P.F. Noonan.

Five meetings of the Committee were held in 1995.

OTHER COMMITTEES

Membership of the other regular Committees of the Board of Directors is shown on page 69 of the Company's annual report.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder proposals intended to be presented at the 1997 annual meeting must be made in writing and received by the Secretary of the Company at the Company's principal executive offices by the close of business on December 4, 1996, for inclusion in the 1997 Proxy Statement and form of proxy relating to the meeting. Nomination by shareholders for directors, at a meeting called for the purpose of electing directors, shall be made in accordance with Article II,
Section 9 of the Company's By-laws, as set forth below:

       "Nominations for election to the Board of Directors of the Corporation at a meeting of the Stockholders may be made by the Board, or on behalf of the Board by any nominating committee appointed by the Board, or by any Stockholder of the Corporation entitled to vote for the election of Directors at such meeting. Such nominations, other than those made by or on behalf of the Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by him not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Stockholders called for the election of Directors; provided, however, that if less than thirty-five (35) days notice of the meeting is given to the Stockholders, such nomination shall have been mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent Director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice,
       (ii)  the principal occupation or employment of each such nominee,
       (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee and by the nominating Stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

       "The Presiding Officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

The effect of this By-law is that shareholder nominations for the 1997 election of directors must be received by the Secretary of the Company not earlier than March 17, 1997, or later than April 14, 1997, if the annual meeting is held on the second Tuesday of May, 1997.

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows, as of March 22, 1996, the number of shares of Company common stock beneficially owned (as defined by the Securities and Exchange Commission) or otherwise claimed by each current director and each nominee for director and by all directors and executive officers of the Company as a group, as adjusted for the two-for-one stock dividend on September 15, 1995. To the best knowledge of the Company, no person or group beneficially owns more than 5% of the Company's common stock outstanding, except as set forth below in the table.

- ----------------------------------------------------------------
                           SHARES          PERCENT OF TOTAL
NAME OF INDIVIDUAL       BENEFICIALLY        COMMON STOCK
    OR GROUP             OWNED (1)           OUTSTANDING
- ----------------------------------------------------------------
W.C. Butcher                  5,184
J.T. Dillon                 239,591
R.J. Eaton                    3,400
S.C. Gault                   19,146   No director or executive
J.A. Georges                471,958   officer owns as much as
T.C. Graham                  13,160   1/5th of 1%
A.G. Hansen                   6,416
J.R. Kennedy                152,629
D.F. McHenry                  5,877
P.F. Noonan                   2,050
J.C. Pfeiffer                 5,571
E.T. Pratt                    5,160
C.R. Shoemate                 2,100
C.W. Smith                  143,869
R.B. Smith                    7,000
J.P. Melican                143,813
M.J. Turk                    74,903

All directors and
 executive officers
 as a group               1,721,590             0.59%
Bank trustee under
 Company and subsidiary
 employee benefit plans
 (2)                     22,407,510             7.68%
- ----------------------------------------------------------------

    (1) Ownership shown includes securities over which the individual has or shares, directly or indirectly, voting or investment powers, including shares held in the Restricted Stock Plan for Non-Employee Directors, shares owned by a spouse or certain relatives and ownership by trusts for the benefit of such relatives, as required to be reported by the Securities and Exchange Commission. Certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and the percentages of common stock owned. Interests in shares resulting from participation in the Company's Salaried Savings Plan, Performance Share Awards, and Executive Continuity Awards, are included above. The above table does not include 1,507,337 shares represented by stock options granted executive officers under the Long-Term Incentive Compensation Plan, including options for 749,500 shares for Mr. Georges, 157,037 shares for Mr. Dillon, 131,000 shares for Mr. Melican, 99,200 shares for Mr. C.W. Smith and 66,000 shares for Mr. Turk. In addition, under the

    Nonfunded Deferred Compensation Plan for Non-Employee Directors or the Unfunded Savings Plan, the Directors and executive officers (as indicated by the asterisk) listed below own or have a restricted right to the non-voting stock-equivalent Units set forth in the following chart:

- --------------------------------------------------------------------------------

                      STOCK                          STOCK
DIRECTOR              UNITS    DIRECTOR              UNITS
- --------------------------------------------------------------------------------
W.C. Butcher           20,025  P.F. Noonan             2,159
J.T. Dillon*          157,037  J.C. Pfeiffer           4,610
R.J. Eaton              2,554  E.T. Pratt             38,820
J.A. Georges*         349,500  C.R. Shoemate           3,214
T.C. Graham            24,048  C.W. Smith*            99,200
S.C. Gault              7,425  R.B. Smith             20,116
A.G. Hansen            16,325  J.P. Melican*         131,000
D.F. McHenry           24,346  M.J. Turk*             66,000
- --------------------------------------------------------------------------------

    (2) As of December 31, 1995, State Street Bank & Trust Co., N.A. holds such shares as the independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries ("Company Trust Funds"). In addition, State Street Bank & Trust Co., N.A. is trustee for various third party trusts and employee benefits plans and is an Investment Advisor. As a result of its holdings in all capacities, State Street Bank & Trust Co., N.A. is the record holder of 24,676,896 shares of common stock of the Company. The trustee disclaims beneficial ownership of all such shares except 2,256,208 of which it has sole power to dispose or to direct the disposition of. The common stock held by the Company Trust Funds is allocated to participants' accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted proportionately to those shares voted by participants.

                    MATTERS TO BE CONSIDERED AT THE MEETING

ITEM NO. 1--ELECTION OF DIRECTORS

Five (5) directors are to be elected as Class II directors for three-year terms expiring in 1999. One (1) director who joined the Board since the last annual meeting is to be elected as a Class I director, for a term expiring in 1998. Each nominee is currently a director of the Company. Election requires the affirmative vote by the holders of a plurality of outstanding common stock voting at the annual meeting of shareholders. A plurality means that the six (6) nominees receiving the largest number of votes cast will be elected. Votes which are withheld from any nominee, as well as broker non-votes, will not be counted in such nominee's favor. Shareholders voting at the meeting may not vote for more than the number of nominees listed in the Proxy Statement. Proxies given to management to vote will be voted according to instructions given, but only for nominees listed in the Proxy Statement.

The term of the present Class II directors expires at the adjournment of the 1996 annual meeting. The five nominees for election at the 1996 meeting as Class II directors are:

                                      CLASS II NOMINEES--TERM EXPIRING IN 1999

[PHOTO]               WILLARD C. BUTCHER, 69, former  Chairman and Chief Executive Officer  of
                      The Chase Manhattan Bank, N.A. He is a director of ASARCO, Incorporated,
                      M.I.M. Holdings, Ltd. (Australia), Olympia & York Companies (U.S.A.) and
                      Texaco  Inc. He is  a member of The  Business Council, the International
                      Advisory Board  for Banca  Nazionale del  Lavaro, vice  chairman of  the
                      International  Advisory Committee for The  Chase Manhattan Bank and vice chairman of the  Lincoln Center for  the Performing Arts,  Inc. He is  a
                      trustee  emeritus of the American Enterprise Institute for Public Policy
                      Research and a  fellow emeritus  of Brown  University and  a trustee  of
                      Business Committee for the Arts, Inc.
                      Director since August 1, 1989

[Photo]               THOMAS  C. GRAHAM,  69, Chairman of  the Board of  AK Steel Corporation.
                      Previously, he  was Chairman  and Chief  Executive Officer,  elected  to those  posts concurrent with the formation  of AK Steel, a publicly held corporation which emerged from  the privately-held Armco Steel  Company,
                      L.P.  in April of 1994. He had  been named president and chief executive officer of Armco Steel in June 1992. He was formerly chairman and  chief executive  officer of Washington Steel  Corporation until he assumed his current position in  1992. He was  vice chairman--steel and  diversified group  and executive director  of USX Corporation from  1986 to 1991. He was named vice chairman and  chief operating officer--steel and  related resources, U.S. Steel Corporation, in 1983. Prior to that time he served as  president  and chief  executive officer  of  Jones &  Laughlin Steel
                      Corporation. He is a director of Hershey Foods Corporation and IP Forest
                      Resources Company  (the  managing  general partner  of  IP  Timberlands,
                      Ltd.).
                      Director since October 14, 1986

[Photo]               JANE  C.  PFEIFFER,  63, management  consultant.  She is  a  director of
                      Ashland, Inc., IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.), J.C. Penney Company, Inc. and The Mutual  Life
                      Insurance Company of New York. She is a trustee of the Conference Board,
                      The  University of Notre Dame and the Overseas Development Council and a
                      member of The Council on Foreign Relations.
                      Director since June 14, 1977

[Photo]               EDMUND T. PRATT,  JR., 69, former  Chairman of the  Board (from 1972  to
                      1992)  and Chief Executive Officer from (1972 to 1991) of Pfizer Inc. He is chairman  emeritus and  a director  of Pfizer,  Inc., a  director  of
                      Minerals  Technologies, Inc., The Chase Manhattan Corporation, The Chase
                      Manhattan Bank, N.A., and General  Motors Corporation. He is a  director and  member  of the  Executive Committee  of AEA  Investors, Inc.  and a
                      member of  the  Board of  Trustees  of Logistics  Management  Institute.
                      Director since September 9, 1975

[Photo]               C.  WESLEY SMITH,  56, Executive  Vice President--printing  papers since
                      1992. Prior thereto, he was president--International Paper--Europe  from
                      1989.
                      Director since December 12, 1995

The one nominee for election at the 1996 meeting as a Class I director is listed below.

                                        CLASS I NOMINEE--TERM EXPIRING 1998

[PHOTO]               JOHN  R. KENNEDY,  65, former President  and Chief  Executive Officer of
                      Federal Paper Board Company, Inc. from 1975 to 1996. He is a director of
                      DeVlieg   Bullard,    Inc.   and    Chase   Brass    Industries,    Inc.
                      Director since March 12, 1996

Other directors who will continue to serve are listed below under their respective classes. None of these directors are to be elected at the 1996 annual meeting.

                                     CLASS III DIRECTORS--TERM EXPIRING IN 1997

[PHOTO]               ROBERT J.  EATON,  56,  Chairman  and Chief  Executive  Officer  of  the
                      Chrysler  Corporation. He joined Chrysler in  1992, as Vice Chairman and
                      Chief Operating Officer  and a  member of  the Board.  Prior to  joining
                      Chrysler,  his  29-year  career  with  General  Motors  included various management positions, the most recent being President of General  Motors
                      Europe  (1988 - 1992). He is a  fellow of both the Society of Automotive
                      Engineers and the  Engineering Society of  Detroit and a  member of  the
                      National  Academy  of  Engineering. He  is  a director  of  the American
                      Automobile Manufacturers Association  and is  a member  of The  Business
                      Council,  The Business Roundtable, and  the U.S./Japan Business Council.
                      He also  is a  member of  the President's  Advisory Committee  on  Trade
                      Policy and Negotiations and serves as a director of Detroit Renaissance,
                      United  Way of Southeastern Michigan,  Economic Club of Detroit, Detroit
                      Symphony  Orchestra  and  the   Michigan  Leaders  Health  Care   Group.
                      Director since January 10, 1995

[Photo]               JOHN  A.  GEORGES,  65, Chairman  and  Chief Executive  Officer.  He was
                      elected chief executive officer  in 1984 and  became chairman and  chief executive officer in 1985. He has been a director, chairman of the board and chief executive officer of IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.) since 1985. He is a director of
                      AK  Steel Holding  Corporation, Ryder Systems,  Inc., Scitex Corporation
                      Ltd. and Warner-Lambert Company. He is a member of The Business  Council and  the  Policy Committee  of the  Business Roundtable.  He is  a board member of  the Business  Council of  New  York State,  a member  of  The
                      Trilateral  Commission,  the  President's Advisory  Committee  for Trade
                      Policy and  Negotiations and  president of  the University  of  Illinois
                      Foundation.
                      Mr. Georges has announced his retirement as Chairman and Chief Executive
                      Officer  of  the Company,  effective March  31, 1996.  He will  remain a director.
                      Director since February 1, 1980

[Photo]               DONALD F. MCHENRY,  59, University Research  Professor of Diplomacy  and
                      International  Affairs  at  Georgetown  University  since  1981.  He  is president of the  IRC Group  and a  director of  American Telephone  and
                      Telegraph  Company, The  Coca-Cola Company, Bank  of Boston Corporation,
                      the First  National  Bank of  Boston,  SmithKline Beecham  plc  and  the
                      Institute  for International Economics.  He is a  trustee of the Johnson
                      Foundation, The Brookings Institution, The Mayo Foundation and  Columbia
                      University; and chairman of the board of Africare.
                      Director since April 14, 1981

[Photo]               PATRICK F. NOONAN, 53, Chairman of the Board of The Conservation Fund (a
                      nonprofit  organization dedicated to conserving America's land and water resources) and previously, also its chief executive officer since  1985.
                      Prior  to  that he  was president  of  The Nature  Conservancy. He  is a trustee of The  National Geographic  Society and  the American  Farmland
                      Trust.  He is also a director of  Ashland, Inc., the Fund for Government
                      Investors, Saul Centers and the American Gas Association Index Fund.  He
                      is  a member of the  Board of Visitors of  Duke University School of the
                      Environment.
                      Director since December 14, 1993

[Photo]               CHARLES R. SHOEMATE, 56, Chairman, President and Chief Executive Officer
                      of CPC International Inc. He was  elected president and a member of  its board  of directors in 1988, chief  executive officer in August 1990 and chairman in  September 1990.  He joined  CPC International  in 1962  and progressed  through a variety of positions in manufacturing, finance and
                      business  management  within  the  consumer  foods  and  corn   refining
                      businesses.  In 1981, he  was named president  of Canada Starch Company,
                      CPC's  Canadian  subsidiary.  He  was  elected  vice  president  of  the corporation  in 1983, and in 1986  became president of the Corn Refining
                      Division. He  is  a  director  of  CIGNA  Corporation  and  the  Grocery
                      Manufacturers   of  America,  Inc.  He  is  a  member  of  the  Business
                      Roundtable; a trustee of the  Committee for Economic Development; and  a trustee of The Conference Board.
                      Director since November 1, 1994

                                      CLASS I DIRECTORS--TERM EXPIRING IN 1998

[PHOTO]               JOHN T. DILLON, 57, President and Chief Operating Officer since 1995 and prior  thereto, Executive Vice President--packaging  since 1987. He is a director of Carter Holt  Harvey Limited, a  New Zealand forest  products and  paper  company. He  is a  member of  the Board  of Trustees  of the
                      Executive Committee of The  Joint Council on  Economic Education. He  is
                      the  chairman of the Forest Industries Committee on Timber Valuation and
                      Taxation.
                      Mr. Dillon  was elected  Chairman  and Chief  Executive Officer  of  the
                      Company, effective April 1, 1996.
                      Director since March 1, 1991

[Photo]               STANLEY  C. GAULT, 70, Chairman  of the Board since  January 1, 1996 and previously thereto  the  chairman and  chief  executive officer  of  The
                      Goodyear  Tire & Rubber Company, holding  that position since June 1991.
                      Previously, he was  chairman and chief  executive officer of  Rubbermaid
                      Incorporated  (1980-1991). He is a director  of Avon Products, Inc., PPG
                      Industries,  Inc.,  The  New  York  Stock  Exchange,  Inc.,   Rubbermaid
                      Incorporated and The Timken Company. He is a trustee and chairman of the board  of  The College  of  Wooster and  honorary  vice chairman  of the
                      National Association of Manufacturers.
                      Director since January 8, 1980

[Photo]               ARTHUR G.  HANSEN,  71,  educational  consultant.  He  was  director  of research  of the Hudson  Institute from 1987 to  1988, chancellor of the
                      Texas A&M  University System  from  1982 to  1986, president  of  Purdue
                      University  from  1971 to  1982 and  president  of Georgia  Institute of
                      Technology from 1969  to 1971.  He is  a director  of American  Electric
                      Power  Company,  Inc.  and  IP Forest  Resources  Company  (the managing general partner of IP Timberlands, Ltd.). He is a member of the National
                      Academy of Engineering,  a Commissioner  of the  Indiana Commission  for
                      Higher  Education  and  a fellow  of  the American  Association  for the
                      Advancement of Science.
                      Director since February 10, 1976

[Photo]               ROGER B.  SMITH, 70,  former  Chairman and  Chief Executive  Officer  of
                      General  Motors Corporation from 1981 to 1990,  when he retired. He is a director of Citicorp, IP Forest Resources Company (the managing  general partner of IP Timberlands, Ltd.), Johnson & Johnson and PepsiCo, Inc. He
                      is  a member of  The Business Council  and is a  trustee of the Michigan
                      Colleges Foundation, Inc. and the Sloan Foundation.
                      Director since December 1, 1989

ITEM NO. 2--APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1996

The Audit Committee has considered the qualifications of Arthur Andersen LLP and recommended that the Board of Directors appoint them as independent auditors of the consolidated financial statements of the Company for the year 1996. This included a review of their performance in prior years, as well as their reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Arthur Andersen in all of these respects. The Committee's review also included inquiry concerning litigation involving Arthur Andersen and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of the companies audited by them. In this respect, the Committee concluded that the ability of Arthur Andersen to perform services for the Company is not in any way adversely affected by any such investigation or litigation.

The Board of Directors desires to obtain shareholders' approval of the Board's action in appointing Arthur Andersen LLP, as independent auditors of the consolidated financial statements of the Company for the year 1996.

A representative of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she desires.

Approval of Item No. 2 requires the affirmative vote of the holders of a majority of the shares voting on this proposal. Abstentions and broker non-votes will not be counted as having voted on this Item No. 2.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
                    INDEPENDENT AUDITORS OF THE CONSOLIDATED
                  FINANCIAL STATEMENTS OF THE COMPANY FOR 1996

                      REPORT OF THE MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

As of December 31, 1995, the Management Development and Compensation Committee (the "Committee") consisted of six outside directors: William C. Butcher, Robert
J. Eaton, Stanley C. Gault, Thomas C.  Graham, Edmund T. Pratt, Jr. and  Charles
R. Shoemate. Mr. Gault is chairman. The Committee met nine times in 1995 with a 100% attendance record. The chairman and chief executive officer of the Company was not present during any discussion of his compensation.

GENERAL

Total compensation received by the named executive officers consists of salary, cash bonus, stock options and restricted stock. The total compensation has been designed to attract the most qualified talent, motivate them to reach their highest level of achievement, reward sustained superior performance and retain those senior managers whose competencies are prerequisite to shareholder value appreciating over the long term. The cash bonus and long-term incentives introduce considerable risk in the total executive compensation package, since the value of these components may vary significantly from year to year based on Company performance, individual performance and Company stock price.

The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Committee relates total compensation levels for the Company's executives to the compensation paid at a select group of comparator companies. These companies are surveyed on an on-going basis by independent compensation consulting firms and include a cross section of approximately 40 manufacturing companies in industries that are close in size and manufacturing complexity to International Paper and who compete directly with International Paper for executive talent. The Committee reviews and approves the selection of companies used for compensation comparisons. International Paper also uses independent compensation consulting firms to advise the Committee. The Company's compensation levels for each component of pay are compared to the median of the comparator group's competitive pay levels.

The Company's Management Incentive Plan (MIP) links payment of an annual cash bonus directly to achievement of a specified level of net earnings, which accounts for 80% of target bonus funds available, and predetermined targets for qualitative nonfinancial performance factors, which were quality, safety and employee development, which account for the remainder. In 1995, the Company achieved a level of net earnings and performance compared to predetermined nonfinancial targets which generated a bonus fund. Performance against the financial target for 1995 was exceeded. The Company, in the aggregate, met the 1995 nonfinancial targets.

The Company's Long-Term Incentive Compensation Plan and amendments, which were approved by the shareholders in 1989 and 1994, respectively, provides for awards of stock options and restricted stock in the form of performance shares which are made in amounts which the Committee determines to be competitive based on the surveys described above. Stock options are granted at fair market value at the time of the award and are restricted for four years. Contingent awards of performance shares are made in December of the year preceding a five-year Award Period. At the end of the five-year Award Period, the number of shares earned is determined by financial performance which the Committee measures by comparing the Company's and Peer Paper Group's (eight companies which comprise the Peer Line of the Performance Graphs on page 15) and weighing equally, the five-year average return on equity and earnings per share. If the threshold level of performance is not attained, no shares are earned. Above the threshold, the contingent award is reduced if the target goal is not met or supplemented if the target goal is exceeded. Payouts of earned performance shares are made in Company stock at the end of the five-year Award Period. One half of the shares earned is mandatorily deferred for an additional three years, and payout is subject to the executive's continued employment throughout that period.

From time to time executive continuity awards are made with long-term vesting requirements which are designed to encourage retention of a small number of senior executives designated by the Committee. The size of an award, and any adjustments, is determined by the Committee to reflect an executive's level of responsibility and individual performance. As provided by the Company's Long-Term Incentive Compensation Plan, a continuity award may consist of restricted stock or a tandem grant of restricted stock together with a related non-qualified stock option which is granted at fair market value and restricted until a specified age. If the stock option is exercised, then the related restricted shares are canceled; if any portion of the stock option is not exercised by the date the continuity award terminates, then the less valuable component of the tandem award is canceled.

The Committee has considered the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit deductibility of compensation paid to named executive officers which exceeds $1 million. The Committee endorsed amendments to the Company's Long-Term Incentive Compensation Plan in 1994 to make certain sections of the plan compatible with those provisions, while maintaining the Committee's flexibility in the Company's Management Incentive Plan to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. Any limitations upon deductibility of compensation are not expected to be material to the Company. The Committee will continue to monitor tax and other related compensation legislation. In 1995, the Committee recognized that a portion of Mr. Georges's and Mr. Dillon's total current cash compensation is above $1 million.

THE 1995 EXECUTIVE OFFICERS' COMPENSATION

The Committee approved merit salary increases for the named executive officers based on competitiveness of the executives' pay and personal performance. In May 1995, Mr. Georges's salary was increased to $1,060,000, approximating the median increase awarded CEO's in the group of surveyed companies referred to above. Salaries paid to the named officers in 1995, including Mr. Georges's salary, were competitively positioned from slightly above to below the median of the survey companies.

MIP awards  for the  named executive  officers in  1995 were  determined by  the
Committee after review of respective levels of responsibility, personal performance and Company performance compared to the predetermined 1995 financial and nonfinancial goals. Actual awards to all named executive officers represented 11.5% of the bonus fund. All named executive officers' MIP awards increased compared to 1994 in recognition of the 173% improvement in earnings before a net charge resulting from an accounting change in 1994.

The performance share guidelines described above were used by the Committee to determine contingent performance share awards in December 1995 to the named executive officers for the 1996-2000 Award Period and the payout in 1995 of earned shares for the 1990-1994 Award Period. The pretax values of Mr. Georges's performance share awards in 1995 were: $722,262 in contingent restricted stock for the 1996-2000 Award Period; $206,457 in deferred restricted stock for the Award Period 1990-1994; and $206,457 in earned shares (long-term incentive payout) for the 1990-1994 Award Period. The shares earned for the 1990-1994 Award Period reflect Company performance which exceeded performance of the Peer Paper Group.

The Committee granted stock options in 1995 based on competitive surveys described earlier, without consideration of the amount of stock options already held by named executive officers. Mr. Georges's 1995 stock option award was 38,000 shares, the same as his award in 1993 and 1994.

In 1995, a continuity award of restricted stock and a related option was granted to Mr. Dillon based on his promotion to President. There were no other executive continuity awards granted to any of the named executive officers in 1995.

                  THE MANAGEMENT DEVELOPMENT AND COMPENSATION
                      COMMITTEE OF THE BOARD OF DIRECTORS

                               William C. Butcher
                                Robert J. Eaton
                           Stanley C. Gault, chairman
                                Thomas C. Graham
                              Edmund T. Pratt, Jr.
                              Charles R. Shoemate

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer or other employee of the Company served as a member of the Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Committee. Mr. Graham, a member of the Committee, is the chairman of AK Steel Corporation; Mr. Georges, chairman and chief executive officer of the Company, is on the board of AK Steel Corporation.

                               PERFORMANCE GRAPHS

The following charts compare a $100 investment in International Paper stock with a similar investment in a peer group of eight key competitor companies and the S&P 500. The charts portray total nominal return, 1990-1995 and 1985-1995 assuming reinvestment of dividends. The Company has presented information pertaining to total shareholder return over two different time periods since all holders of the common stock did not acquire their investment in International Paper on the same date. The Company believes a presentation in this format more accurately reflects the financial return provided to the holders of its Common Stock which may not be evident if only one time period was highlighted.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                    RETURN
                                                International Paper   S & P 500 Index    Peer Group
1990                                                            100               100           100
1991                                                            136               131           136
1992                                                            131               141           152
1993                                                            137               155           173
1994                                                            156               157           178
1995                                                            160               216           194

              Assumes $100 invested on December 31, 1990.
              * Total return assumes reinvestment of dividends.
              ** Includes Boise Cascade, Champion, Georgia Pacific, Mead,
               Stone Container, Union Camp, Westvaco, and Weyerhaeuser.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF TEN YEAR CUMULATIVE TOTAL
                   RETURN
                                               International Paper   S & P 500 Index    Peer Group
1985                                                           100               100           100
1986                                                           154               119           134
1987                                                           177               125           145
1988                                                           200               146           154
1989                                                           251               192           169
1990                                                           245               186           136
1991                                                           333               242           186
1992                                                           321               261           208
1993                                                           335               287           236
1994                                                           382               291           243
1995                                                           393               400           265

              Assumes $100 invested on December 31, 1985.
              * Total return assumes reinvestment of dividends.
              ** Includes Boise Cascade, Champion, Georgia Pacific, Mead,
               Stone Container, Union Camp, Westvaco, and Weyerhaeuser.

                             ADDITIONAL INFORMATION
                        REGARDING EXECUTIVE COMPENSATION

The compensation of the Company's executive officers is approved by the Committee except for the compensation of the officer-directors, which is recommended by the Committee and approved by the Board of Directors. The Company paid a two-for-one stock dividend on September 15, 1995. Amounts of stock prior to that date referenced to herein have been restated to reflect that share dividend.

The following tables set forth information with respect to the Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company for the years 1993-1995.

                           SUMMARY COMPENSATION TABLE

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                ANNUAL COMPENSATION              CONTINGENT AWARDS
                                                        ------------------------------------   ---------------------
                      (A)                         (B)      (C)         (D)          (E)            (F)         (G)        (H)
                                                                                   OTHER       RESTRICTED
                                                                                   ANNUAL         STOCK                ALL OTHER
                                                          SALARY      BONUS     COMPENSATION      AWARD      OPTIONS  COMPENSATION
NAME AND POSITION                                 YEAR    ($)(1)      ($)(2)       ($)(3)        ($)(4)      (#)(5)      ($)(6)
- ----------------------------------------------------------------------------------------------------------------------------------
John A. Georges as                                1995  $1,035,000  $1,300,000    $      0     $1,083,393     38,000    $264,713
 Chief Executive Officer                          1994  $  953,750  $1,115,000    $      0     $1,051,857     38,000    $198,548
                                                  1993  $  880,833  $  525,000    $      0     $  819,672     38,000    $136,571
John T. Dillon as                                 1995  $  490,417  $  600,000    $      0     $2,227,287     35,737    $129,717
 President and Chief Operating Officer            1994  $  430,000  $  370,000    $      0     $  398,690     16,000    $ 96,681
                                                  1993  $  396,667  $  230,000    $      0     $  332,316     16,000    $ 77,234
James P. Melican as                               1995  $  446,667  $  410,000    $      0     $  373,480     27,700    $106,803
 Executive Vice President                         1994  $  420,000  $  345,000    $      0     $  362,664     64,592    $ 88,763
                                                  1993  $  386,667  $  215,000    $      0     $  302,430     15,400    $ 69,747
C. Wesley Smith as                                1995  $  380,750  $  410,000    $      0     $  551,428     36,600    $ 93,299
 Executive Vice President                         1994  $  333,750  $  335,000    $357,784     $  362,664     15,400    $ 78,922
                                                  1993  $  283,333  $  190,000    $      0     $  944,705     13,600    $ 55,390
Milan J. Turk as                                  1995  $  293,750  $  260,000    $      0     $  287,108     27,200    $ 60,554
 Senior Vice President, (now Executive Vice       1994  $  278,333  $  210,000    $      0     $  279,006      9,600    $ 37,164
 President)                                       1993  $  265,000  $  150,000    $      0     $  973,164      9,600    $ 41,382
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Salary paid in 1995 including amounts deferred pursuant to Section 401(k) of the Internal Revenue Code or pursuant to unfunded deferral arrangements.

(2) Management Incentive Plan awards paid in 1996, 1995 and 1994 attributable to 1995, 1994 and 1993 respectively, including amounts deferred pursuant to
    Section 401(k) of the Internal Revenue Code or pursuant to deferral arrangements reported in the year earned.

(3) Represents settlement of tax equalization with respect to Mr. Smith's expatriate assignment from 1989 to 1992.

(4) Represents (a) 150% of the value of gross target restricted performance shares contingently awarded in 1995 for the 1996-2000 award period, in 1994 for the 1995-1999 award period and in 1993 for the 1994-1998 award period, which is the maximum achievable for those award periods; only 100% of the target restricted performance shares are earned if the target goal is met for an award period, with the awards being reduced if the goal is not met or entirely forfeited if a predetermined threshold goal is not met; (b) 150% of the value of incremental maximum awards for prior award periods made upon promotion, subject to the same contingencies; and (c) the value of continuity awards of $858,750 in 1995 for Mr. Dillon, $497,000 in 1993 for Mr. Smith and $745,500 in 1993 for Mr. Turk. The number and dollar value of restricted stock holdings at December 31, 1995 are as follows:
    210,271/$7,964,014  for  Mr.  Georges;  129,200/$4,893,457  for  Mr. Dillon;
    88,590/$3,355,335 for  Mr. Melican;  86,353/$3,270,615  for Mr.  Smith;  and
    55,629/$2,106,940 for Mr. Turk. These numbers include the restricted stock portion of the tandem awards of restricted stock/options made to the respective individuals under continuity awards. Dividends are paid on restricted shares.

(5) Includes replacement options if applicable. These figures do not include the tandem option awards made as part of the continuity awards referred to in footnote (4) above insofar as the awards are characterized as restricted stock awards. Such tandem options were for 100,000 shares for Mr. Dillon in 1995; 80,000 shares for Mr. Smith in 1993; and 24,000 shares for Mr. Turk in 1993. The options are generally restricted as to exercise prior to age 62.

(6) 1995 totals represent Company contributions to the Salaried Savings Plan and Unfunded Savings Plan, premium payments grossed up for taxes for the Executive Supplemental Insurance Plan (ESIP), accruals for ESIP lump sum dividend payments and imputed income from group life as follows: $103,200, $74,168, $58,984 and $28,361 for Mr. Georges; $41,300, $59,194, $20,846 and
    $8,378  for  Mr.  Dillon;  $38,000, $36,444,  $20,323  and  $12,036  for Mr.
    Melican; $34,356, $31,938, $17,221  and $9,785 for  Mr. Smith; and  $24,180,
    $28,928, $0 and $7,446 for Mr. Turk.

The table below sets out information on the option grants made in 1995 to the named executive officers:

                             OPTION GRANTS IN 1995

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED COMPOUND ANNUAL GROWTH RATES
                                                                                     OF STOCK PRICE APPRECIATION FOR OPTION TERM
                                               INDIVIDUAL GRANTS                                         (2)
                             -----------------------------------------------------  ----------------------------------------------
            (A)                 (B)           (C)             (D)          (E)       (F)           (G)                 (H)
                                          % OF TOTAL
                              OPTIONS   OPTIONS GRANTED   EXERCISE OR
                              GRANTED   TO EMPLOYEES IN   BASE PRICE    EXPIRATION
     NAME AND POSITION        (#)(1)         1995           ($/SH)         DATE      0%            5%                  10%
- ----------------------------------------------------------------------------------  ----------------------------------------------
John A. Georges as Chief        38,000          1.15%       $    38.875  01/10/05   $0      $      814,450      $     2,006,028
 Executive Officer
John T. Dillon as President     16,000          0.48%       $    43.500  01/12/03   $0      $      283,342      $       660,307
 and Chief Operating            17,000          0.51%       $    38.875  01/10/05   $0      $      364,359      $       897,434
 Officer                         2,737          0.08%       $    42.938  09/12/05   $0      $       71,075      $       178,547
James P. Melican as             12,300          0.37%       $    40.875  01/09/00   $0      $       51,533      $       105,580
 Executive Vice President       15,400          0.46%       $    38.875  01/10/05   $0      $      330,066      $       812,969
C. Wesley Smith as               4,000          0.12%       $    39.750  02/09/97   $0      $        7,950      $        15,900
 Executive Vice President        8,600          0.26%       $    39.750  01/09/00   $0      $       73,671      $       158,653
                                 8,600          0.26%       $    39.750  01/08/01   $0      $       94,447      $       208,703
                                15,400          0.46%       $    38.875  01/10/05   $0      $      330,066      $       812,969
Milan J. Turk as Senior          7,600          0.23%       $    39.688  05/08/00   $0      $       71,013      $       154,239
 Vice President, (now            7,600          0.23%       $    39.688  01/08/01   $0      $       83,333      $       184,145
 Executive Vice President)      12,000          0.36%       $    38.875  01/10/05   $0      $      257,195      $       633,483
- ----------------------------------------------------------------------------------------------------------------------------------
All shareholders                N/A           N/A             N/A          N/A      $0      $6,569,389,207      $16,648,122,070
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Each option granted may be replaced upon exercise. This means that a new option is granted for the same number of shares as is exercised, with the then current market value becoming the new exercise price. The replacement option does not extend the term of the original option. Options may not be replaced more than three times. These numbers do not include any options granted as part of the tandem awards of restricted stock/options made as continuity awards in 1995; the restricted stock is reported as part of the total holdings of the respective individuals under footnote (4) to the Summary Compensation Table.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price.

(3) No gain to the optionee is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.

The  table  below  sets  out  information  on  options  exercised  and   options
outstanding.

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

- ----------------------------------------------------------------------------------------------------------------------------------
                (A)                      (B)                 (C)                 (D)           (E)           (F)           (G)
                                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                                                               IN-THE-MONEY
                                                                                OPTIONS AT 12/31/95         OPTIONS AT 12/31/95
                                        SHARES        VALUE REALIZED ($)              (#)(5)                      ($)(5)
                                     ACQUIRED ON    ----------------------   -------------------------   -------------------------
                                       EXERCISE     AGGREGATE   ANNUALIZED                  RESTRICTED   UNRESTRICTED   RESTRICTED
NAME AND POSITION (1)                   (#)(1)         (1)         (2)       UNRESTRICTED      (3)           (4)          (3)(4)
- ----------------------------------------------------------------------------------------------------------------------------------
John A. Georges as                      11,756      $ 50,698     $ 24,335      183,000       152,000       $949,113      $410,875
 Chief Executive Officer
John T. Dillon as                       32,100      $281,225     $127,541       72,200        67,737       $328,369      $ 71,000
 President and Chief Operating
 Officer
James P. Melican as                     21,708      $204,625     $ 52,710       62,900        61,600       $      0      $166,513
 Executive Vice President
C. Wesley Smith as                      21,200      $241,726     $ 50,746       29,200        53,000       $ 43,000      $132,088
 Executive Vice President
Milan J. Turk as                        15,200      $204,625     $ 49,354       15,200        38,800       $      0      $ 97,050
 Senior Vice President, (now
 Executive Vice President)
- ----------------------------------------------------------------------------------------------------------------------------------

(1) The number of incremental shares retained on exercises is as follows: 5,778 for Mr. Dillon; 2,710 for Mr. Melican and 3,632 for Mr. Turk.

(2) Represents the aggregate incremental value realized divided by the number of years the option was held prior to exercise.

(3) All options are exercisable under the plan upon grant; however, columns (e) and (g) indicate the number and value of options, the underlying shares of which, while exercisable, cannot be sold or are otherwise restricted.

(4) Total value of options (market value minus exercise price) based on fair market value of Company stock of $37.875 as of December 31, 1995.

(5) Options granted as part of the tandem awards of restricted stock/options made as continuity awards are not included; these awards are counted as restricted stock awards and holdings.

                              RETIREMENT BENEFITS

The following table shows the total estimated annual pension benefits payable under the Company's qualified and supplementary retirement plans upon retirement at age 65, calculated on a straight life annuity basis and reduced by a Social Security offset:

             COMBINED RETIREMENT PLANS TABLE OF ESTIMATED BENEFITS

- ---------------------------------------------------------------------------------
PENSIONABLE
REMUNERATION                      CREDITABLE YEARS OF SERVICE
- ---------------------------------------------------------------------------------
                  5         10         15          20          25          30
               --------  --------  ----------  ----------  ----------  ----------
 $  400,000    $100,000  $125,324  $  187,986  $  192,806  $  192,806  $  193,206
 $  600,000    $150,000  $190,324  $  285,486  $  292,806  $  292,806  $  293,406
 $  800,000    $200,000  $255,324  $  382,986  $  392,806  $  392,806  $  393,606
 $1,000,000    $250,000  $320,324  $  480,486  $  492,806  $  492,806  $  493,806
 $1,500,000    $375,000  $482,824  $  724,236  $  742,806  $  742,806  $  744,306
 $2,000,000    $500,000  $645,324  $  967,986  $  992,806  $  992,806  $  994,806
 $2,500,000    $625,000  $807,824  $1,211,736  $1,242,806  $1,242,806  $1,245,306
- ---------------------------------------------------------------------------------

  "Pensionable Remuneration" for purposes of the table above means salary, bonus and compensation deferred under the Unfunded Savings Plan or awards deferred under the MIP.

Retirement benefits are payable under one or more of the following plans: a qualified plan covering all salaried employees which provides pension benefits based on final average earnings; a supplementary plan which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a supplementary plan covering designated senior managers which provides supplemental benefits to the qualified plan. At December 31, 1995, the number of creditable years of service and the currently applicable average pensionable remuneration under the retirement plans for Mr. Georges were 16.58 years and $2,335,000; for Mr. Dillon, 28.92 years and $1,090,417; for Mr. Melican, 11.92 years and $856,667; for Mr. Smith, 15.33 years and $790,750; and for Mr. Turk, 5.58 years and $553,750.

                           COMPENSATION OF DIRECTORS

The compensation of each non-employee director of the Company is a retainer fee of $36,000 per year plus fees of $1,200 for each board and committee or other meeting attended. Directors may elect to defer receipt of all or part of their remuneration until a later date under a deferred compensation plan, at which time the director will be paid in cash equal to (1) the cash amount deferred plus interest at the higher of 6% per annum or the yield of U.S. Treasury bills or (2) the value at the time of payment of units equivalent to the value of Company common stock credited to the director's account at the time of each deferral, plus dividend equivalents. The Company terminated its Retirement Plan for Non-Employee Directors as of December 31, 1995 which provided that directors receive an annual retirement benefit equal to 100% of the annual retainer fee upon mandatory retirement at age 72, and instituted a compulsory portion to the Deferred Compensation Plan. Under this new plan, each non-employee director is credited with common stock equivalent units in the actuarially determined amount required to provide upon retirement an annual benefit equal to a director's retainer fee payable for the director's actuarially determined remaining life. Thus, each year a director will receive a continuing service award of 300 non-voting stock equivalent units. The common stock units held in each non-employee director's account are credited with dividend equivalents. Upon retirement, the amounts will be paid in cash. Employees of the Company who are also directors receive no compensation for services as a director or for attendance at board or committee meetings.

In addition, under the Non-Employee Directors Restricted Stock Plan, awards of 1,800 shares of common stock (on a two-for-one post stock dividend basis) are made upon the election or re-election of a director to a full three-year term, or the appointment of a non-employee director to fill an unexpired term (in which latter event the number of shares to be awarded will be a pro-rata portion of the number issued to non-employee directors elected to serve for a full term at the most recent annual meeting of shareholders). Awards made in 1995 were 1,800 shares each for Class I directors and pro-rata awards of 1,200 shares for two directors, reclassified as Class III directors. Directors receive dividend payments represented by the shares awarded under the Restricted Stock Plan, previously at $0.42 per share per quarter until June 15, 1995 and $0.25 commencing with the September 15, 1995 dividend pursuant to a two-for-one stock dividend.

Further, four of the non-employee directors of the Company serve as directors of IP Forest Resources Company ("IPFR"), a wholly-owned subsidiary which acts as the managing general partner of IP Timberlands, Ltd., a New York Stock Exchange-listed limited partnership. As such, each of the four non-employee directors receives a retainer fee of $7,000 per year plus a fee of $1,200 for each IPFR board and committee meeting attended. These fees are paid by IPFR. There were six meetings of the board in 1995.

As part of its overall program to assist corporate recruiting and research efforts, the Company has established a planned gift program funded by life insurance polices on all directors. Upon the death of an individual director, the Company will donate $1 million over a ten-year period to one or more Company approved universities or colleges recommended by the individual director and the Company will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since charitable deductions accrue solely to the Company. Moreover, the program does not result in any material cost to the Company.

                    INDEMNIFICATION INSURANCE AND CONTRACTS

The Company provides liability insurance for the Company's directors and all elected officers, as well as contractual arrangements with directors and certain officers of the Company, agreeing to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers. On June 15, 1995, the Company amended the aforementioned policies with Federal Insurance Company at a current annual premium cost aggregating $525,825, such policies expiring on June 15, 1996. No monies have been paid under such policies by the carrier or by the Company under the contractual arrangements.

                             TERMINATION AGREEMENTS

The Company has agreements with members of the executive officer group, providing for payments and other benefits if there is a change of control of the Company and the officer's employment is terminated (i) by the Company or its successor, other than for cause, disability or retirement, or (ii) by the officer if the chief executive officer of the Company ceases to hold that position for reasons other than cause, retirement or disability, or if the officer determines that by reason of adverse changes in, among other things, the officer's authority, compensation, duties, office location or responsibilities, the officer is unable to perform the duties and responsibilities of the position the officer held immediately prior to the change in control. These agreements provide that if the officer's employment terminates under the circumstances described above, the officer will receive: (a) continuation of medical and dental insurance coverage until age 65 or eligibility to join a comparable plan sponsored by another employer; (b) retiree medical coverage comparable to the Company's pre-change of control retiree medical plan; (c) a lump-sum payment equal to (i) his annual salary at termination together with his most recent short-term annual incentive compensation payment during the year preceding termination, multiplied by the smaller of the number "three" or the number of years between the termination date and the date he reaches age 65 and (ii) an amount necessary to offset any special federal excise tax on all payments received under the termination agreement.

In addition to the foregoing, the Long-Term Incentive Compensation Plan contains provisions that release restrictions from stock awards and stock options for all members of the group if there is a change of control of the Company. Also, the Supplemental Retirement Plan for senior managers provides that if a change of control of the Company occurs, pension benefits will vest immediately and the minimum benefit will be increased from 25% to 50% of pensionable remuneration.

The Company has authorized a grantor trust under Sections 671 through 677 of the Code in connection with the Company's benefit plans and termination agreements. Under the grantor trust, the trustee will pay the beneficiaries of the trust the amounts to which they are entitled under such plans and agreements subject to claims of the Company's creditors.

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